Exhibit 99

The following summarizes the 2005 CEO, President, CFO and General Counsel Total Direct Pay Program as approved by the Compensation Committee of the Board of Directors of Jefferies Group, Inc. for the following executive officers:

Richard B. Handler, Chief Executive Officer:
Salary: $1 million
2005 Annual Bonus Range: $0 - $11 million
Equity Incentive for 2005: 237,318 restricted stock units awarded in August of 2004

John C. Shaw, Jr., President and Chief Operating Officer:
Salary: $1 million
2005 Annual Bonus Range: $0 - $7 million
Equity Incentive for 2005: None

Joseph A. Schenk, Executive Vice President and Chief Financial Officer:
Salary: $275,000
2005 Annual Bonus Range: $725,000 - $3,058,333
Equity Incentive for 2005: None

Lloyd H. Feller, Executive Vice President, General Counsel and Secretary
Salary: $500,000
2005 Annual Bonus Range: $400,000 - $1,100,000
Equity Incentive for 2005: None

Other than the guaranteed bonus amounts for Messrs. Schenk and Feller of $725,000 and $400,000, respectively, the initial amounts of the 2005 bonuses will be dependent on earnings per share, return on equity and pre-tax profit margin. These financial measures are to be calculated using consolidated after-tax earnings from continuing operations of Jefferies Group, Inc. All financial results will be adjusted to add back the negative effect of extraordinary transactions (e.g. mergers, acquisitions, or divestitures), if any, occurring during 2005. Formulas were approved by the Compensation Committee for the executives which provide for either the guaranteed minimum bonus or no annual bonus if minimum threshold levels of performance are not achieved, a targeted amount of annual bonus for achievement of target performance, maximum bonus if performance equals or exceeds the top performance levels and an amount of bonus interpolated between set levels for performances falling between the set thresholds.

The Compensation Committee reserved the right to take into consideration additional performance measures in determining whether to reduce calculated bonus awards. However, the Compensation Committee does not have discretion to increase awards.

Amounts payable as bonuses are calculated quarterly. Quarterly bonuses may be paid up to the applicable prorated amount of the projected annual bonus based on annualized results from January 1 through the end of the applicable calendar quarter, less a holdback of 50%, 35%, and 20% for the first, second and third quarter bonuses, respectively. The amount of the year end 2005 bonus will be reduced by the amounts of the quarterly bonuses previously paid during the year.